SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2003

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 9. REGULATION FD DISCLOSURE.

Charter Communications VII, LLC ("CC VII"), a subsidiary of Charter Communications, Inc. ("CCI"), has made certain modifications to its previously announced agreement with Vulcan Inc. pursuant to which Vulcan previously committed to provide up to $300 million in loans to assist with compliance with the financial covenants in the bank credit agreements of CCI's operating subsidiaries. The parties agreed to remove the requirement that definitive documentation for the facility be entered into by June 30, 2003, since CCI had determined that it would not need to draw on the facility for the quarter ending June 30, 2003. Vulcan's commitment will continue until March 31, 2004, subject to completion of definitive documentation at any time prior to that date. The revised agreement provides that the $3 million balance of the facility fee provided for in the original commitment letter would be earned as of June 30, 2003, and payable over three years in quarterly installments. In addition, the parties agreed that CC VII and the prospective borrower will pay an extension fee of 0.50% of the commitment amount per annum from June 30, 2003, until the earliest to occur of their termination of the commitment, the expiration of the commitment by its terms or the date of execution of the definitive documentation for the facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS, INC.,

Registrant

Dated: June 30, 2003

By: /s/ Steven A. Schumm Name: Steven A. Schumm Title: Executive Vice President and Chief Administrative Officer and interim Chief Financial Officer (Principal Financial Officer)